Exhibit 99.1
News

Merisel, Inc. Announces Saints Capital VI, L.P. purchases majority stock position
•	Saints purchases all of the common stock and Series A Preferred Stock held by Stonington
•	Saints agrees to a minimum price of $1.25 per share in the event of a tender offer for common stock by February 4, 2013

New York, New York – March 21, 2011 – Merisel, Inc. (OTC: MSEL.pk), a leading provider of visual communications and brand imaging solutions to the consumer products, retail, advertising and entertainment industries, today announced that Saints Capital VI, L.P. (“Saints”), closed its Stock Purchase Agreement dated February 18, 2011 with Phoenix Acquisition Company II, L.L.C., an affiliate of Stonington Partners Inc. and Stonington Capital Appreciation 1994 Fund, L.P. (the “Fund” and together with Phoenix, “Stonington”), completing the transfer of Stonington’s entire preferred stock and common stock interest in Merisel, Inc. (“Merisel” or the “Company”), for a sale price of $14.5 million.  At the conclusion of the transaction, Saints held 100% of Merisel’s Series A Preferred Stock and approximately 69% of the Company’s outstanding common stock.

Saints is an affiliate of Saints Capital LLC, a venture capital and private equity firm focused on providing liquidity for investors and founders of private companies.   Saints Capital LLC has acquired investments in over 300 companies, and today is the largest global direct secondary firm in the world.

As previously reported, Stonington had advised Merisel that the Fund had terminated by its terms and that final liquidation and distribution of Fund assets is scheduled for March 31, 2011.

“We are pleased that a firm with the asset strength and expertise of Saints Capital has chosen to invest in Merisel,” stated Donald R. Uzzi, Chairman of the Board and Chief Executive Officer of the Company. “My management team and I look forward to working with Saints to continue to build the Company and its business.”

Kenneth B. Sawyer, Managing Director of Saints Capital added “We believe that the high-end visual service offering that Merisel provides is poised for growth and that the companies unique ability to solve complex, time-sensitive logistical challenges is differentiated in the market.  We are excited to be partnering with management to invest in the companies long-term success.”

In connection with the transaction, on March 21, 2011, Saints entered into an Assignment and Assumption Agreement with Stonington, pursuant to which Stonington assigned and Saints assumed all rights under the Registration Agreement with the Company dated February 4, 2011 pertaining to the common stock and Series A Preferred Stock being acquired.  The Company and Saints also entered into an Agreement and Waiver, pursuant to which the Company agrees to the transaction and Saints (1) accepted the $1.25 per share “floor” (as set forth in the Redemption Agreement entered into between the Company and Phoenix on January 19, 2011) as the minimum purchase price in the event Saints purchases the common stock of the Company in a tender offer prior to February 4, 2013 and (2) waived any rights to compel the redemption of the Series A Preferred Stock as a result of Stonington’s sale of its common stock to Saints. On March 21, 2011 the Company also entered into an Amendment No. 2 to its Revolving Credit Agreement dated August 13, 2010 (the “Credit Agreement”) with PNC Bank (“PNC”), pursuant to which PNC consented to the transaction under the terms of the Credit Agreement and amended certain terms to incorporate Saints as an affiliate of the Company.

Rosner & Napierala, LLP provided legal advice to the Company in the transaction.  Shearman & Sterling LLP acted as legal counsel to Phoenix Acquisition Company II, L.L.C. and Stonington Capital Appreciation 1994 Fund, L.P.  Venture Tech Law, Piedmont, CA acted as legal counsel to Saints.

About Merisel
Merisel, headquartered in New York, N.Y., is a leading visual communications and brand imaging solutions provider to its clients. Merisel provides a broad portfolio of digital and graphic services to clients in the retail, manufacturing, beverage, cosmetic, advertising, entertainment and consumer packaged goods industries. These solutions are delivered to clients through its portfolio companies: ColorEdge, Crush Creative, Comp 24, and Fuel Digital. In March 2010, Crush Creative and Fuel Digital were consolidated under the ColorEdge brand. Merisel has sales offices in New York City, Atlanta, Los Angeles, and Portland, Oregon, and production facilities in New York, New Jersey, Atlanta and Los Angeles to ensure the highest quality solutions and services to its clients. Learn more at www.merisel.com.

Contact:
Victor Cisario
(212) 502-6545
victor.cisario@merisel.com

Cautionary Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning Merisel's expectations for future performance (including without limitation the quotations from management in this press release). In this context, forward-looking statements often address Merisel’s expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," or "will." Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, these statements are subject to numerous risks and uncertainties that include, among others, the impact of management and organizational changes, the implementation of ongoing strategic and cost initiatives, changes in and a dependence on key personnel, the outcome of pending legal proceedings, the severity and duration of the current economic conditions and changes in economic conditions. These uncertainties may cause Merisel’s actual future results to be materially different than those expressed in such forward-looking statements. All information set forth in this press release is as of March 21, 2011. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of the press release. The Company undertakes no obligation to update any such forward-looking statements. More information about the potential factors that could affect Merisel’s business and financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, which is on file with the SEC and available on the SEC’s website at www.sec.gov.